Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2016

July 20, 2016   //  10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Jeff Schmidt	William Blair & Company, LLC
Mark A. Dwelle	RBC Capital Markets LLC
Ken Billingsley	Compass Point Research &Trading, LLC
Ron Bobman	Capital Returns Management, LLC
Ian Gutterman	Balyasny Asset Management L.P.

RLI CORP.

Moderator: Aaron Jacoby

July 20, 2016

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp second-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started let me remind everyone that through the course of this teleconference RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including in the annual Form 10-K which should be reviewed carefully.

The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing the second-quarter results. RLI management may make reference during the conference to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available on the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2016. Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then Craig will talk about operations and market conditions. Next we will open the call for questions and Jon will finish up with some closing comments. Tom?

Tom Brown: Thanks, Aaron. Good morning, everyone. The second quarter was another good one for RLI. Our primary focus remains to outperform the industry in underwriting profit. And an 85% combined ratio for the quarter is a testament to our continued success in that regard. As with previous quarters, underwriting income was positively impacted from net favorable loss reserve development. In this case, $15 million spread across all three segments.

The casualty segment led the way with $11 million of favorable development, followed by property and surety segments of $2 million each, respectively. Slightly offsetting this benefit was $3 million of storm losses, a relatively benign level compared to prior years, with $6 million in 2015 by comparison. Despite the inherent potential for quarter-to-quarter variability in both reserve releases and storm losses, RLI's business model continues to benefit from our highly diverse product portfolio. This applies to growth as well as profit. In the quarter both the casualty and surety segments demonstrated strength. Casualty gross written premiums grew by 7% while posting a 90 combined ratio, while surety grew 4% and posted an outstanding 75 combined ratio.

 The property segment's top line remains challenged, particularly for cat-exposed products and this is reflected in the 14% decline in premium. Although absent the final drag from our exit from crop reinsurance, the decline was modestly better at 5%. Despite these challenges, property posted an excellent 81 combined ratio. In total, gross written premium grew 1%, or 3% excluding crop.

The investment portfolio continued to post strong returns with a 2.8% total return for the quarter and a 6.1% gain through six months. Declining interest rates and positive equity market conditions continue to drive positive performance. With regard to our minority investment in Maui Jim, it turned in slightly lower income. Although sales continued to grow modestly, foreign exchange impacts continue to dampen earnings.

One item to note: the non-cash goodwill impairment related to our medical professional liability business. Due to continued pricing pressures leading to declining premium volume, coupled with some adverse loss experience reported during the second quarter, we reevaluated the fair value of this business and concluded the carrying value of this goodwill was in excess of fair value by $7.2 million.

Nonetheless, the business remains profitable, albeit at a lower premium level and higher combined ratio and we remain committed to this business. All in all, with strong underwriting and investment performance driving our results, operating income came in at $0.61 per share and book value per share is now up 12% in the first half of the year, inclusive of dividends.

With that, I will turn the call over to Craig Kliethermes for further commentary. Craig?

 Craig Kliethermes:  Thanks, Tom. Good morning, everyone. We recorded another solid quarter given market conditions. Gross written premium was up a moderate 1% for the quarter. Removing the impact of crop and the facultative reinsurance business we exited last year, our premium was up 4% on a gross basis and more than 5% on a net basis. So our portfolio is on a good trajectory in a challenging market. At the same time, we were able to deliver another sub-90 combined ratio. We have made several investments in people, products and technology that are starting to gain traction. In addition, we have about one-third of our product portfolio that is related to the construction industry, which continues to rebound and provide more opportunity to us. Let me provide some more detail by segment.

In casualty, gross written premium was up 7% in the quarter, which is similar to our year-to-date growth rate in this segment. We produced a 90 combined ratio. We continue to find opportunities, both in our established products and within many that we have started in the last several years. Our transportation and P&C package businesses continue to grow at a double-digit pace for the quarter. Our transportation business has opportunities resulting from carriers that were undisciplined in their pricing over the last several years. Many established markets appear to have endured enough pain for now that they're taking a timeout to reassess or they’re now charging enough so that we are more attractive to the risk. Much of our package growth has come the old-fashioned way, pounding the pavement and visiting our producers and finding new ones that value our specialty products, service and narrow and deep expertise.

We continue to invest in new people and new products across our casualty segment and we are working hard to get more products online and to scale. Many of these gained some momentum this quarter and we are hopeful what the future might bring. Casualty rates are relatively flat overall, but we continue to see positive rate on most wheels-based business and in the smaller account non-medical professional liability space. However, we are having to give back some rate in primary general liability, medical professional liability and then on larger D&O risk to remain competitive. We are fortunate to have specialty underwriters who understand that to outperform through all market cycles, selection is king.

Our property segment was down 14% while reporting an 81% combined ratio. More than half of the decline is due to the previously mentioned exits of crop and facultative Re. The cat business remains a very tough story. Prices continue to decline at a double-digit pace. We've been able to offset a portion of the decline with a reduced reinsurance rates and we have found some opportunity by diversifying our exposures. This has helped us take some of the pressure off our returns and the bottom line. On a more positive note within this segment, our marine and Hawaii homeowners businesses grew profitably by staying focused on, and targeting, producers and classes where they have seen the most success.

Our surety segment continues to grow profitably. We were up 4% for the quarter and 5% year to date while posting a 75% combined ratio. Our long-term presence, relationships and consistent predictable risk appetite are a big advantage for us in this segment. Surety was led by our miscellaneous product, which continues to grow at a double-digit pace. These are typically very small bonds where ease of doing business is a critical differentiator. We continue to invest in technology to stay top of mind with our producers and differentiate ourselves. On the larger surety risk it remains very competitive. Although results have been good for the industry so far, we have seen a lot of undisciplined players. New business is very difficult. Prices continue to go lower with credit terms that seem careless. Our surety team has weathered the storm before and they continue to build on their deep relationships in their respective niches to find opportunities to grow profitably.

Overall we had a very solid quarter. I am very proud of our underwriters, claims professionals and associates who continue to perform like the owners they are, by demanding excellence from themselves and each other. Thank you. I will turn it back to Aaron, who will open it up for questions, I believe.

Aaron Jacoby:  Yes. Operator, we can now open the call for questions.

Operator:  (Operator Instructions) Randy Binner.

Randy Binner:   Hey, good morning, thank you. I just want to ask a couple actually on property. It seems like the underlying loss ratio was actually pretty good there. So exing out the cat impact, was there anything unusual from an underlying loss perspective in the quarter that helped that good result?

Craig Kliethermes:  Randy, this is Craig. I would say, we have been working on marine for a while and those results have been getting better. Obviously our cat business continues to perform. We haven't had the big cat losses I know some others have had. And we've have been working on -- I think we've talked about our RV business in the past. Hopefully the results seem to be getting better there so I don't know, other than maybe mix and some small improvements in spaces where we needed some help. That's really the only thing I can help explain.

Randy Binner:  That's helpful. I think on the last call or last couple calls, the commentary around property rates relative to loss cost trends has been pretty negative and obviously you are continuing to shrink the top line there. Is that still a good generalization? I know you have niche businesses in marine and RV as you just mentioned. But are property rates in general kind of moving below loss costs in the market? And should we kind of expect you to continue to pull back to this degree?

Craig Kliethermes:  Randy, again Craig. Obviously it's a very diverse property portfolio. Certainly that's probably true from a cat perspective. I don't think we believe the underlying loss costs are getting better, but the rates are certainly going down. So certainly there's some deterioration, but it is hard to observe a lot of deterioration if you don't have big losses, right, because the loss ratio is zero if you don't have any losses. But certainly that underlying mix is changing. For RVs, I think they are experiencing the same underlying auto trends because that's mostly a physical damage coverage. But they also are exposed to those underlying auto trends which I think you've seen in the rest of the market and I think we felt it a little bit in that space as well. Marine continues to get rates we think equivalent to loss cost, so they are getting some small rate increases. And our Hawaii homeowners business is an admitted product so we haven't seen -- again, that's mostly a cat business, so we haven't seen a lot of cats in Hawaii recently.

Randy Binner:  RV, you mean the frequency. You're observing frequency trend that -- it's summer so we know folks are driving the RVs more. But do you mean distracted driving and higher accident frequency outside of normal seasonality, your observing that in the RV book?

Craig Kliethermes:  Well, it's certainly -- it stepped up a couple years ago and I think it remains at that level. I don't see it continuing at its same growth rate necessarily, or continuing to accelerate the trend. But the trend certainly jumped up a little bit several years ago and we have yet to see it subside.    We were getting fairly sizable rate increases in that space. That's also an admitted space so we have to file and get approvals but we have filed fairly significant rate increases over the last couple of years. And that book has shrunk fairly significantly, double-digit rates over the last couple years, because of that.

Randy Binner:  Got it. I'm just going to ask one on med mal and I'll drop back in. With this Rockbridge deal, with the benefit of hindsight now and this adjustment on the goodwill, what changed the most from when you did the deal in 2012? What was the trend in that business or the issue that has caused some adverse development?

Tom Brown:  Randy, it's Tom Brown. I think you used a good word, now in hindsight, because that's basically the look you have to take on this. When we bought it back in, I'm going to say, late 2012 the rates were pretty sound. They were producing north of $16 million, somewhere between $16 million and $20 million in premium on an annual basis prior to that. And I think unfortunately, subsequent to that time we have seen a year-over-year decline in rates. I think true to the core RLI underwriting discipline, we shrunk that book. You have to go back to the reason we were attracted to them in the first place, is they had RLI-like underwriting discipline. That has shrunk; it’s down to about, just north of $10 million today. I think as you read our prior SEC filings, 10-Qs, 10-Ks, we've been signaling that the top line has been declining. Well, what happened in this quarter is you had a few adverse developments or claims that had come in the door. And you couple that with the combined ratio went up a bit, several percentage points. And when you go to the accounting convention that triggers an impairment that you go through. And fair value, as a consequence, was below the carry value of the goodwill. I don't know if that addressed your question.

Randy Binner:  What were the nature of the elevated claims?

Tom Brown:  It's a small book, so probably somewhere in the neighborhood of about 200 policies. So you have two particular policies that had rather large losses. And when you have such a low base of premium, that can be a very significant impact to the loss ratio piece of the combined ratio. And unfortunately, you have to use your contemporaneous assumptions in looking forward into perpetuity under the accounting model is your determination of the fair value. Well, I think as we all know, this is an industry that works in cycles. And we do have confidence that it will recover in time and that's why we remain confident and like the business, but the accounting model does not allow you to anticipate that.

Randy Binner:  Okay, understood. The good news is there to the extent you shrunk the book  that may have cut off the tail of even greater losses. Is that the positive way of looking at it?

Craig Kliethermes: Randy, I think Tom mentioned that, but that is our modus operandi, is if the market is not going to bear the rate we need, we tend to shrink. And we certainly shrunk this book. We were hoping that the loss ratio would maintain the same level. It's elevated a little bit. The combination of that elevated loss ratio and the reduced premium, unfortunately in the accounting world, says it’s worth less money -- or worth less money on our books, anyway. We still have a lot of confidence that our underwriters can address the underlying deterioration. We're hoping that market starts to stabilize, but as of right now -- I think I mentioned that earlier -- that's one of the areas where the rates are still declining the most. So it's a challenge.

Randy Binner:  Understood. Thanks a lot.

Craig Kliethermes:  And I think we are competing with companies that have been in it for a while and they have pretty big reserve margin built up. They may not be seeing what the current accident year loss ratio is or certainly maybe that message is not getting to their underwriters. So still producing good calendar-year results for most of the industry.

Randy Binner:  Got it, thank you.

Operator:  Arash Soleimani.

Arash Soleimani:  Thanks. I'm just curious also on the med mal front because as Berkshire is getting bigger in med mal through medical liability mutual insurance. Does that, you think, impact you guys competitively in any way?

Craig Kliethermes:  This is Craig again, Arash. That company is an admitted company. We compete in the E&S space which is really more like the Evanstons, Essexes of the world. So we probably won't go head-to-head. I say that in most cases however, we have seen the admitted folks reaching out into the E&S space and starting to write doctors and physician groups that wouldn't normally be within their strikes zone, which would be less for the E&S market. So unfortunately I can't say for sure, but we don't typically compete with them head to head.

Arash Soleimani: That's fair. Just like what you were saying before on that front, you still expect rates to be pretty soft for the foreseeable future in that line. Basically the reason being that a lot of the peers that you're competing against have large positive reserves that they can kind of use to buffer their way through with lower rates? Is that the take-away?

Craig Kliethermes:  I assume you look at industry studies like I have. But the industry studies have said the medical malpractice lines are the most over-reserved line remaining. So they would probably have some area to compete, some room to compete in the short term.

Arash Soleimani:  That's fair. You had mentioned getting some products to scale. Should we expect that to start to benefit the expense ratio going forward?

Craig Kliethermes:  Well certainly we've invested and in some cases it has been teams of people and in some cases it has been taking existing underwriters and focusing on new things. Obviously as they scale up and gain some revenue, it's obviously going to help the denominator of that equation larger. And we hope that a lot of those expenses are somewhat fixed. There's some variable ones, obviously, in commission and tax. But yes, that should hopefully help that and help the top line which should help the expense ratio.

Arash Soleimani:  That's fair. Lastly, I know you probably can't give too much color on this but in terms of the prior period development, should we expect that going forward to be more in line with what we have seen year to date? Or is that not the right way to think about it?

Jon Michael:  Yes, Arash, Jon Michael here. We can't forecast any kind of reserve development into the future either way. It is what it is. I think you know that.

Arash Soleimani:  Right, that makes sense. Okay, thank you very much for the answers.

Operator:  Jeff Schmidt.

Jeff Schmidt:  Hi, good morning, everyone. On the investing side, other comprehensive income was pretty sizable at $19 million. What drove that?

Tom Brown:  Jeff, it's Tom Brown. Touched on it a little bit in my comments, but with some of the interest rate declines, in an accounting model mark-to-market indications on the fixed income portfolio those would increase rather significantly, up -- let's see if I have it here -- up year to date about $47 million. I'm not sure I have it broken down by the quarter. Likewise, the equities had a good run as well. So that also finds its way into the comprehensive income on the unrealized basis, offset by whatever we would have harvested on the realized side. So had a very favorable impact on the quarter and the half.

Jeff Schmidt:  What percentage of the bonds are available for sale versus held to maturity?

Tom Brown:  It's 100%.

Jeff Schmidt:  But there was still mark-to-market. None of it is held to maturity?

Tom Brown:  Several years ago I think we sold the last bond that was in the held-to-maturity. It actually matured, so yes, it's 100% in the held-for-sale category today, all mark to market.

Jeff Schmidt: Okay. And then on the E&S side, I know you had mentioned on the last call you had seen some of the admitted carriers start to package in cat risk with the liability risk. Is that something you're seeing pick up at all? Or is that kind of more one off?

Craig Kliethermes:  We continuously see -- we would say our least responsible competition would be admitted markets that would come in and compete in the E&S space. Most of that we call it irresponsible because they're competing on price but their coverages are much broader than the coverages that we sell typically to those insured. By definition, the expectation is they're going to have much higher loss cost than we would have at the same price. We continue to see that. Obviously we don't see that as much in a hard market because those guys retrench because they get burned. But right now we still see them.

Jeff Schmidt:  Got you. Okay, thank you.

Operator:  (Operator instructions) Mark Dwelle.

Mark Dwelle:  Good morning. Just one follow-up question related to the medical liability write-off. I was curious why that was in realized capital gains. I've seen that recorded before through operating. And I know there is some feature of this that moved it up to that part of the P&L.

Tom Brown:  Mark, it's Tom Brown. Yes, I think what you'll find is a fair amount of diversity in practice. Our view is based on the relatively small amount relative to our balance sheet, income statement, that's there and that's why we did spike it out in some of the disclosures.

Mark Dwelle:  Okay, thanks. That's really my only question. Most of my other questions were covered elsewhere. Thanks.

Tom Brown: Thanks Mark.

Operator:  Ken Billingsley.

Ken Billingsley:  Good morning. Mark asked one of my questions. The other question is on the investment yield. It's dropped over the last few quarters and I am calculating this, taking the investment income over an average cash in fixed investments. It dropped another 17 basis points this quarter. Could you just talk about from an investing strategy, if we should expect that this is the new norm? Or we're going to see another 10 or 15 basis point bleed through the end of this year? Just kind of what expectations we should build in?

Tom Brown:  Ken, it's Tom Brown. It did drop. Basically as bonds have rolled off with a little higher yields and reinvested at the current market yield, that has had that downward impact and pressure on the overall yield. We feel pretty good in the average purchase yield and the average for the quarter is up about 2.8%. To the extent I can I guess, it's a little bit difficult to predict in the future. We are going to have, again, more turnover in the second half. But we are in a pretty stagnant low interest rate environment. That's going to have that effect until the foreseeable future when we see some uptick.  Nothing has really changed too much. We've been sticking pretty close to about a five-year duration for now several quarters, a couple years anyway. One thing I should have said too, last half of last year and early this year, we did move into a little bit of higher quality, flight to quality, flight to safety in treasuries. And then more recently asset backed and  MBS.

Ken Billingsley:  Okay. So there was a change in some of the asset purchases in the last half of 2015.

Tom Brown:  Yes, and then in the first half of 2016.

Ken Billingsley:  Okay. Thank you very much.

Operator:  Ron Bobman.

Ron Bobman:  Hi, good morning. Thanks a lot for the time and congrats on the quarter. I had a question about the commercial auto. You made some comments, I think in the prepared remarks, about competitive behavior. I was wondering if that is really a continuation of the last, I don't know, the last 12 to 36 months or you saw sort of some degree of a change in competitive behavior in the most recent quarter as compared to prior quarters?

Craig Kliethermes:  Ron, this is Craig. We see a continuation of what we've been seeing over the last 24 to 36 months, I think. I don't think they've found -- it seems like the market hasn't found the right price yet. So you're still getting higher rates in general. As I mentioned before, we haven't quite seen the same poor underwriting results that the rest of the industry has in that space, so we certainly are enjoying the opportunity to get a little -- to be able to look at business we couldn't look at before because it was under-priced, we felt, and obviously get some price where we can afford it.

Ron Bobman:  Got you. I guess this is sort of the obvious, but in some respects your win-to-loss ratio, whether binding to quote, it's at a higher level than it was in prior years. But hasn't really moved that much further up in the second quarter than it was in more recent quarters. Is that saying the same thing?

Craig Kliethermes:  I wouldn't necessarily say we're binding at a higher rate but we certainly are seeing more submissions. It might be slightly higher but, I wouldn't -- it's not enough to talk much about. It's really an increase in submissions.

Ron Bobman:  Okay, thank you very much.

Craig Kliethermes:  And I can tell you -- okay.

Ron Bobman:  No, go ahead, I'll take any words of wisdom you're willing to offer.

Craig Kliethermes:  I was just going to say, producers a looking for appointments everywhere for new markets that are interested in entertaining commercial auto because it's that tight.

Ron Bobman:  Great. That's good news. Thank you.

Operator:  Ian Gutterman.

Ian Gutterman:  Hi, thank you. First, I just want to clarify, I got a little confused here on the medical. Forgetting the goodwill, the underlying results, are they in the casualty segment, the premium, combined ratio and so forth?

Craig Kliethermes:  This is Craig, Ian. Yes, they are. That's an E&S casualty product, but it does fall through the casualty results, yes. It's a very small portion of our overall casualty results, just so you know. $10 million is pretty small, relative.

Ian Gutterman:  Fair. I just wanted to make sure. Any underlying deterioration is basically all reflected, is was I was trying to get at. It's nothing we worry about incrementally.

Craig Kliethermes:  Correct, as far as we know.

Ian Gutterman:  Okay, got it. And then I just had a couple other things on casualty in general. Usually this Q2 seems to be historically your big reserve release quarter. It's about half of what it was last year in the casualty segment. Anything different from prior year's reserve studies that led to that?

Craig Kliethermes:  This is Craig. I can answer. Tom might want to jump in here. I know our processes have remained the same for as long as I've been here, over a decade. And I know it's the same as what it's been prior. I can't tell you that there's anything that's changed, certainly, in our underlying process and we haven't seen any significant underlying trends that would be driving it. So I can't explain it but it is down a little bit from last year, although last year was a little higher than normal, I think.

Ian Gutterman:  I didn't mean to suggest process change, but anything as far as recent accident years versus older accident years or maybe certain lines of business that have been showing more releases that didn't this year. Any kind of color along those lines.

Jon Michael:  This is Jon. Last year was more of an outlier, though. The second quarter of last year was a bit more of an outlier than -- This was not really that different then other second quarters. Except for last year.

Ian Gutterman: Okay, got it. And then the underlying accident year margin improved this quarter and last quarter nicely. Does the fact that casualty rates are starting to flatten out make it harder to continue to improve that? Or is there still because they are sort of written from the last year, baked in, yet to earn it, maybe you still have a little bit to go?

Craig Kliethermes: I'm sorry, you're asking about our underlying loss ratio in casualty?

Ian Gutterman: Right. Ex the development.

Craig Kliethermes:  All I can say about our -- the challenge with that is our mix is constantly changing within casualty. Obviously we are growing things that we think the margins are still good. And we're shrinking the things where the margins are getting tighter. So it is very hard to project because almost everything involves an underlying mix change. So when you look at the combined ratio -- or the underlying combined ratio -- even though overall price change might be flat, what you are seeing is us growing some of the products where we're still able to get rate and still find accounts that are attractive. And we are shrinking areas where we're having to give up rate and also where we find less attractive from a margin standpoint. So that’s how, I would say more than anything, we have been able to stabilize the margin, or the underlying combined ratio, for all of our businesses in general.

Ian Gutterman:  That makes sense. Thank you. Then one last topic. Your paid losses the past couple quarters have been up double-digit, which is kind of unusual for you guys and is meaningfully faster than the premium growth. Anything one-time in there?

Tom Brown:  Ian, it's Tom Brown. At least if you look at second quarter compared to the second quarter of last year, it is pretty close. It might be up about $3 million this year versus last year. But I don't think you can read into that $3 million movement as anything significant. The top line is larger as well. Hopefully these will be paying claims from prior years.

Craig Kliethermes: The only thing I would add is that on the casualty and the surety side, which are growing, the surety side has obviously a little shorter tail. So if you write more of it, you're going to -- if you look in aggregate you're going to have more paid losses earlier. And also on the casualty sides the products that we've actually been growing are relatively middle to shorter tail casualty product. Transportation we would view as a shorter-tailed product. Package business that we've been growing is shorter-tailed product.

Ian Gutterman:  Okay. I might have -- again I try to back into the numbers so I might have calculated it wrong as well, so I can follow up later on that. Okay, thank you guys.

Operator:  There are no further questions. I will now turn the conference back over to Mr. Jonathan Michael.

Jon Michael:  Thank you very much. Another good quarter. Mid 80s combined, we'll take that all day long. Casualty and surety showed strong growth during the quarter. Property continues to be a difficult marketplace, but our underwriters remain disciplined, and they will remain disciplined and be very selective for that business. Thanks again for joining us and we will talk to you again next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID of 7360428. This concludes our conference for today. Thank you for your participation and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E  N  D   # # # # # # # # # #